Exhibit 99.1

Press Release

August 5, 2009	Contact Information:

For Immediate Release	Todd A. Adams
Senior Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports First Quarter Results for Fiscal 2010

Call scheduled for Thursday, August 6, 2009 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – August 5, 2009

Rexnord LLC, a leading, global multi-platform industrial company comprised of two strategic platforms in Power Transmission and Water Management products, today reported summary results for the first quarter ended June 27, 2009. Throughout this release, we will refer to “core sales,” which we define as sales in existing businesses, adjusted for acquisitions, excluding the impact of foreign currency translation. This press release also includes references to our EBITDA and Adjusted EBITDA, both of which are non-GAAP performance measures. Please see “EBITDA and Adjusted EBITDA” below for information regarding the limitations of using these measures as indicators of our operating performance. At the end of this press release we have included a reconciliation of EBITDA and Adjusted EBITDA to our net income.

First Quarter Highlights:

•

First quarter sales were $368 million, a decline of $128 million, or 26%, compared with the prior year first quarter; first quarter consolidated core sales contracted by 25% compared to the 2009 first quarter. Acquisitions added 2%, offset by unfavorable foreign currency translation of 2%.

•	Power Transmission first quarter sales were $234 million, a decline of $106 million, or 31%, compared with the prior year first quarter; Power Transmission core sales contracted 28%.

•

Water Management first quarter sales were $134 million, a decline of $22 million, or 14%, compared with the prior year first quarter; Water Management core sales in the first quarter contracted 19% from the prior year quarter; acquisitions added 6%, offset by the unfavorable impact of foreign currency translation of 1%.

•

First quarter income from operations was $24 million, or 6.6% of sales, and included $2 million of restructuring expenses and $6 million of pension expense. Income from operations in the prior year first quarter was $63 million, or 12.8% of sales, and included $2 million of pension income.

•

First quarter Adjusted EBITDA was $56 million, or 15.2% of sales, compared to $96 million, or 19.3% of sales, in the first quarter of fiscal 2009. $8 million of the year-over-year change in Adjusted EBITDA was due to the increase in pension expense in the quarter.

•

Power Transmission first quarter Adjusted EBITDA was $37 million, or 16.0% of sales, and included $3 million of pension expense, compared to $67 million, or 19.8% of sales, in the fiscal 2009 first quarter, which included $1 million of pension expense.

•	Water Management first quarter Adjusted EBITDA was $27 million, or 20.3% of sales, compared to $33 million, or 21.1% of sales, in the prior year first quarter.

•

Net debt leverage ratio (debt less cash to trailing twelve months Adjusted EBITDA, pro forma for the Fontaine acquisition) at June 27, 2009 was 5.9x compared to 5.0x at March 31, 2009 and 6.8x at the time of the Apollo acquisition in July 2006. Senior secured leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) was 1.66 to 1.0 compared to a maximum ratio of 4.25 to 1.0 per our credit agreement. Total liquidity (cash plus available borrowings) at June 27, 2009 was $414 million compared to $374 million at March 31, 2009.

Robert Hitt, Rexnord’s President and Chief Executive Officer, said, “Our first quarter sales and Adjusted EBITDA margins were in line with what we had anticipated and communicated in early June. Within our Power Transmission business, we’ve experienced a slower order rate as many of our customers have reduced their inventories. As a result, we’ve continued to actively align our cost structure to the lower volumes while making targeted investments for future growth, which will position us for accelerated growth when the markets recover. In our Water Management platform, our first quarter operating performance was solid as our Adjusted EBITDA margin was 20.3% despite a 14% decline in sales, which was driven by a softening in the commercial construction environment, a trend we expect to last for several quarters. Mr. Hitt continued, “During the quarter, we continued to effectively manage our working capital and capital investments as we increased our cash position by approximately $41 million, primarily driven by a $31 million reduction in inventory during the quarter. As a result, we expanded our liquidity to $414 million from $374 million at the end of fiscal 2009.”

Mr. Hitt concluded, “Like most companies, the predictability of the top-line at many of our businesses is clearly less than we would like to have. As a result, we’ve been focusing our efforts on controlling what we can control; our cost structure, working capital and productivity, while making investments in new products and opportunities to gain market share. As we move through the year, I would expect the generally improving economic conditions coupled with our Business System and the benefits from the processes we have put in place and investments we have made over the past nine months to improve our cost structure, working capital, and market share, will put us in a position to outperform our competitors and peer group moving forward.”

First quarter – Adjusted EBITDA as a percentage of sales of 15.2%; $44.3 million of free cash flow

Sales in the first quarter of fiscal 2010 were $367.9 million, a decrease of $128.2 million, or 25.8%, from the prior year first quarter. Power Transmission sales in the first quarter of fiscal 2010 were $234.4 million, a decrease of $106.2 million, or 31.2%, from the prior year first quarter. Power Transmission core sales contracted 28.2% from the prior year first quarter. Sales declined on a year-over-year basis in all of our Power Transmission end-markets in the first quarter of fiscal 2010 as our customers reduced their inventory levels. Water Management sales in the first quarter of fiscal 2010 decreased $22.0 million, or 14.1%, to $133.5 million, from the prior year first quarter. The decline in first quarter Water Management sales was driven by the expected contraction in commercial construction end-markets, which was partially offset by sales growth in our water treatment end-markets as well as the inclusion of sales from the Fontaine acquisition.

Adjusted EBITDA in the 2010 first quarter was $55.9 million, or 15.2% of sales, compared to $95.7 million, or 19.3% of sales, in the first quarter of fiscal 2009. The comparability of our year-over-year results is impacted by a change in our pension expense resulting primarily from the losses incurred on the plan assets associated with our U.S. defined benefit pension plans in fiscal 2009. During the first quarter of fiscal 2010, we incurred pension expense of $6.0 million, compared to pension income of $2.4 million in the first quarter of fiscal 2009 resulting in a 210 basis point decline in our fiscal 2010 first quarter Adjusted EBITDA margin when compared to the prior year first quarter. Power Transmission Adjusted EBITDA in the first quarter was $37.4 million, or 16.0% of sales, compared to $67.3 million, or 19.8% of sales, in the prior year first quarter. Pensions unfavorably impacted Power Transmission Adjusted EBITDA by 110 basis points. The remaining 270 basis point reduction in Adjusted EBITDA margin was primarily driven by a reduction in cost absorption due to the decline in sales volume compared to the prior year first quarter, which was partially offset by the cost reduction actions we have taken. Water Management Adjusted EBITDA in the first quarter was $27.1 million, or 20.3% of sales, compared to $32.8 million, or 21.1% of sales, in the fiscal 2009 first quarter.

Gross profit margin in the first quarter of fiscal 2010 was 31.1% compared to 32.6% in the prior year first quarter. Pensions, as previously discussed, unfavorably impacted year-over-year gross profit margin by 60 basis points.

Selling, general & administrative expenses declined $10.1 million, or 11.7%, from the prior year first quarter to $76.0 million in the first quarter of fiscal 2010. Selling, general & administrative expense as a percentage of sales in the first quarter of fiscal 2010 was 20.7% compared to 17.4% in the prior year first quarter. Pensions unfavorably impacted year-over-year selling, general & administrative expense as a percentage of sales by 150 basis points.

Net loss in the first quarter of fiscal 2010 was $24.0 million compared to net income of $9.1 million in the first quarter of fiscal 2009.

Free cash flow in the 2010 fiscal first quarter was $44.3 million compared to $7.9 million in the prior year first quarter.

Net debt leverage ratio at 5.9x at June 27, 2009

At June 27, 2009, we had total debt of $2,245.2 million, an increase of $104.7 million from March 31, 2009. The net increase in the carrying value of our debt in the quarter was directly attributable to the exchange offer we and our indirect parent, Rexnord Holdings, Inc., completed on April 29, 2009. We had cash of $318.0 million at June 27, 2009, an increase of $40.5 million from our cash balance of $277.5 million at March 31, 2009. Our net debt leverage ratio at June 27, 2009 was 5.9x compared to 5.0x at March 31, 2009 and 6.8x as of the date of the Apollo acquisition on July 21, 2006.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA corresponds to “EBITDA” in the Company’s credit agreement. Adjusted EBITDA is defined in the credit agreement governing our senior secured credit facilities as net income, adjusted for the items summarized in the table below entitled “Reconciliation of EBITDA and Adjusted EBITDA.” Our credit agreement requires us to maintain a maximum senior secured bank leverage ratio (defined in our credit agreement as the ratio of net senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. For more information regarding the limitations of using measures such as EBITDA and Adjusted EBITDA as indicators of our operating performance, please see the risk factor entitled “The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results” in Exhibit 99.1 to our current report on Form 8-K furnished on October 10, 2008.

About Rexnord

Headquartered in Milwaukee, Wisconsin, we believe we are a leading, global multi-platform industrial company comprised of two strategic platforms: Power Transmission and Water Management, with approximately 5,800 employees worldwide. Our Power Transmission products include gears, couplings, industrial bearings, flattop chain and modular conveyer belts, special components, industrial chain and conveying equipment and aerospace bearings and seals. Our Water Management products include professional grade specification drainage, water control, PEX piping and commercial brass products. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on Thursday, August 6, 2009 at 10:00 a.m. Eastern Time to discuss its fiscal 2010 first quarter results and provide a general business update. Rexnord President and CEO Robert Hitt and Senior Vice President and CFO Todd Adams will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (877) 440-5803

International toll #: (719)-325-4775

Access Code: 4502880

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, August 6, 2009 until 1:00 p.m. Eastern Time, August 13, 2009. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 4502880.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

(Unaudited)

	First Quarter Ended
	June 27, 2009	June 28, 2008
Net sales	$367.9	$496.1
Cost of sales	253.3	334.2

Gross profit	114.6	161.9
Selling, general and administrative expenses	76.0	86.1
Restructuring and other similar charges	2.4	—
Amortization of intangible assets	12.1	12.5

Income from operations	24.1	63.3
Non-operating expense:
Interest expense, net	(44.3)	(44.5)
Other expense, net	(1.0)	(2.2)

Income (loss) before income taxes	(21.2)	16.6
Provision for income taxes	2.8	7.5

Net income (loss)	$(24.0)	$9.1

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions, except share amounts)

(Unaudited)

	June 27, 2009	March 31, 2009
Assets
Current assets:
Cash and cash equivalents	$318.0	$277.5
Receivables, net	239.3	258.8
Inventories, net	299.1	327.1
Other current assets	27.0	29.0

Total current assets	883.4	892.4

Property, plant and equipment, net	406.2	413.5
Intangible assets, net	724.7	736.4
Goodwill	1,011.4	1,010.9
Insurance for asbestos claims	90.0	90.0
Other assets	64.7	61.6

Total assets	$3,180.4	$3,204.8

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$7.9	$8.1
Trade payables	102.2	134.6
Income taxes payable	4.1	3.7
Deferred income taxes	11.3	10.8
Compensation and benefits	50.6	62.1
Current portion of pension obligations	2.6	2.6
Current portion of postretirement benefit obligations	2.2	2.2
Interest payable	55.3	24.3
Other current liabilities	94.9	95.2

Total current liabilities	331.1	343.6

Long-term debt	2,237.3	2,132.4
Pension obligations	136.4	134.5
Postretirement benefit obligations	24.6	24.8
Deferred income taxes	265.8	263.6
Reserve for asbestos claims	90.0	90.0
Other liabilities	60.9	58.5

Total liabilities	3,146.1	3,047.4
Stockholders’ equity:
Common stock, $0.01 par value; 3,000 shares authorized and 1,000 shares issued and outstanding	0.1	0.1
Additional paid in capital	559.4	662.6
Retained deficit	(398.2)	(374.2)
Accumulated other comprehensive loss	(127.0)	(131.1)

Total stockholders’ equity	34.3	157.4

Total liabilities and stockholders’ equity	$3,180.4	$3,204.8

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	First Quarter Ended
	June 27, 2009	June 28, 2008
Operating activities
Net income (loss)	$(24.0)	$9.1
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	14.5	14.6
Amortization of intangible assets	12.1	12.5
Amortization of original net bond discount	0.2	—
Accretion of original bond premium	—	(0.3)
Amortization of deferred financing costs	2.7	2.6
Loss on dispositions of property, plant and equipment	—	0.3
Equity in earnings of unconsolidated affiliates	—	0.2
Other non-cash charges (credits)	(6.9)	0.7
Stock-based compensation expense	1.3	1.8
Changes in operating assets and liabilities:
Receivables	14.5	(22.9)
Inventories	30.7	(3.3)
Other assets	2.4	(2.2)
Accounts payable	(33.5)	(16.0)
Accruals and other	34.9	21.8

Cash provided by operating activities	48.9	18.9

Investing activities
Expenditures for property, plant and equipment	(4.6)	(11.0)
Proceeds from surrender of life insurance policies	—	0.9

Cash used for investing activities	(4.6)	(10.1)

Financing activities
Repayments of long-term debt	(0.6)	(0.1)
Payment of financing fees	(4.9)	—

Cash used for financing activities	(5.5)	(0.1)
Effect of exchange rate changes on cash and cash equivalents	1.7	0.4

Increase in cash and cash equivalents	40.5	9.1
Cash and cash equivalents at beginning of period	277.5	141.9

Cash and cash equivalents at end of period	$318.0	$151.0

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

First quarter

(in millions)

(Unaudited)

	Quarter Ended June 27, 2009	Quarter Ended June 28, 2008
Net income (loss)	$(24.0)	$9.1
Interest expense, net	44.3	44.5
Provision for income taxes	2.8	7.5
Depreciation and amortization	26.6	27.1

EBITDA	49.7	88.2

Adjustments to EBITDA (1)
Restructuring and other similar costs	2.4	—
Stock option expense, net	1.3	1.8
Impact of inventory fair value adjustment	0.3	1.6
LIFO expense	1.2	1.9
Other expense, net	1.0	2.2

Subtotal of adjustment to EBITDA	6.2	7.5

Adjusted EBITDA	$55.9	$95.7

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income (loss) plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense (income), LIFO expense and nonrecurring items, in each case as permitted under our credit agreement. Other expense, net for the quarter ended June 27, 2009, consists of management fee expense of $0.8 million, transaction costs associated with the debt exchange offer of $6.0 million, foreign currency transaction gains of $5.7 million and other miscellaneous gains of $0.1 million. Other expense, net for the quarter ended June 28, 2008, consists of management fee expense of $0.8 million, loss on the sale of fixed assets of $0.3 million, foreign currency transaction losses of $1.1 million, losses in unconsolidated affiliates of $0.2 million and other miscellaneous income of $0.2 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	First Quarter Ended
	June 27, 2009	June 28, 2008
Net sales
Power Transmission	$234.4	$340.6
Water Management	133.5	155.5
Corporate	—	—

Total	$367.9	$496.1

Adjusted EBITDA
Power Transmission	$37.4	$67.3
Water Management	27.1	32.8
Corporate	(8.6)	(4.4)

Total	$55.9	$95.7

Adjusted EBITDA %
Power Transmission	16.0%	19.8%
Water Management	20.3%	21.1%
Total (including Corporate)	15.2%	19.3%